[TRITEL LOGO]
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                                                      FOR IMMEDIATE RELEASE
                                                      JANUARY 19, 2001


   TELECORP PCS, INC. ANNOUNCES PRICING OF $450 MILLION OF SENIOR SUBORDINATED
                         NOTES IN PRIVATE DEBT OFFERING
                       OF ITS SUBSIDIARY, TRITEL PCS, INC.


Arlington, Virginia, January 19, 2001, TeleCorp PCS, Inc. (NASDAQ: TLCP) announced today that its subsidiary, Tritel PCS, Inc., priced $450 million of its 10 3/8% Senior Subordinated Notes due 2011 at par in a private offering. This represents an increase over the proposed $250 million senior subordinated notes offering previously announced. The net proceeds of the offering will be used to, among other things, fund capital expenditures and the acquisition of PCS licenses as Tritel PCS continues to build out its PCS network. Closing of the offering is scheduled for Wednesday, January 24, 2001.

The senior subordinated notes have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

ABOUT TRITEL PCS

Tritel PCS is an operating entity and part of TeleCorp PCS, Inc. Tritel PCS markets its PCS services under the SunCom and AT&T brand names and is licensed to provide service to approximately 14 million people in the Southeastern U.S., with contiguous markets in Kentucky, Tennessee, Mississippi, Alabama, Indiana and Georgia. Tritel PCS employs more than 1,100 people.

More information about Tritel PCS and TeleCorp PCS, Inc. can be found on the web at www.telecorppcs.com and more information about the SunCom service can be found at www.suncom1.com.

Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal and other risks detailed in Tritel PCS, Inc.'s registration statement filed with the SEC on Form S-4, as amended or supplemented (file no. 333-82509). Tritel PCS, Inc. assumes no obligation to update information in this release.



INVESTOR CONTACTS:                        MEDIA CONTACTS:
Jim Morrisey                              Russell Wilkerson
TeleCorp PCS, Inc.                        TeleCorp PCS, Inc.
703-629-6668 (PCS)                        703-625-2069 (PCS)
703-236-1136 (Office)                     703-236-1292 (Office)

John Nesbett/Mary Ellen Adipietro
Lippert/Heilshorn & Associates
212-838-3777